                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                (AMENDMENT NO. 2)

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORT) FEBRUARY 5, 2001

                            JDA SOFTWARE GROUP, INC.
                            ------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          DELAWARE                       0-27876                  86-0787377
          --------                       -------                  ----------
(STATE OR OTHER JURISDICTION           (COMMISSION              (IRS EMPLOYER
     OF INCORPORATION)                 FILE NUMBER)           IDENTIFICATION NO.


14400 NORTH 87TH STREET, SCOTTSDALE, ARIZONA                          85260-3649
--------------------------------------------                          ----------
(ADDRESS OF PRINCIPLE EXECUTIVE OFFICES)                              (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE   (480) 308-3000
                                                     --------------

          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

         (b)      PRO FORMA FINANCIAL INFORMATION.

         (c)      EXHIBITS

                  2.1* ASSET PURCHASE AGREEMENT DATED AS OF FEBRUARY 5, 2001, BY AND AMONG JDA SOFTWARE GROUP, INC., AND ZAPOTEC SOFTWARE, INC. AND CERTAIN SHAREHOLDERS OF ZAPOTEC SOFTWARE, INC.

                  23.1     CONSENT OF PRICEWATERHOUSECOOPERS LLP.

                  99.1*    PRESS RELEASE ISSUED FEBRUARY 5, 2001.



                  * INCORPORATED BY REFERENCE TO THE SAME NUMBER EXHIBIT TO THE COMPANY'S CURRENT REPORT ON FORM 8-K DATED FEBRUARY 5, 2001, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2000.




                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.


                                        JDA SOFTWARE GROUP, INC.


DATE:  APRIL 6, 2001                    BY: /S/ KRISTEN L. MAGNUSON
                                           ------------------------
                                                KRISTEN L. MAGNUSON
                                                SENIOR VICE PRESIDENT, CHIEF
                                                FINANCIAL OFFICER, SECRETARY AND
                                                TREASURER

ZAPOTEC SOFTWARE, INC.

FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Zapotec Software, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Zapotec Software, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the Unites States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has experienced difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Broomfield, Colorado
May 4, 2000

ZAPOTEC SOFTWARE, INC.

BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                                DECEMBER 31,
                                                                                     -------------------------------
                                                                                         1999                1998
ASSETS
Current assets:
   Cash and cash equivalents                                                         $   207,882         $   985,734
   Accounts receivable, net of allowances for doubtful
        accounts of $9,868 and $9,868                                                    129,068              61,745
   Deferred contract costs                                                                45,686                  --
   Other current assets                                                                    6,546              21,674
                                                                                     -----------         -----------

         Total current assets                                                            389,182           1,069,153

Property and equipment, net                                                              177,526              83,631
Other assets                                                                              31,363              12,559
                                                                                     -----------         -----------
              Total assets                                                           $   598,071         $ 1,165,343
                                                                                     ===========         ===========

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
   STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable                                                                  $   82,137         $    31,996
    Accrued liabilities                                                                   79,072              13,416
    Deferred revenue                                                                     432,157              70,225
    Current portion of notes payable and capital lease obligations, net
        of unamortized debt discount of $228,133 and $0                                  816,487              41,143
                                                                                     -----------         -----------

         Total current liabilities                                                     1,409,853             156,780

Notes payable and capital lease obligations                                               89,818             105,158
Other long-term liabilities                                                               41,604                  --
                                                                                     -----------         -----------
         Total liabilities                                                             1,541,275             261,938
                                                                                     -----------         -----------
Commitments (Note 7)                                                                          --                  --

Mandatorily redeemable convertible preferred stock, $.001 par value:
   Series B mandatorily redeemable convertible preferred stock; 2,630,000 shares authorized; 1,686,736 shares issues and outstanding; $1,518,062
     liquidation preference at December 31, 1999 and 1998                              1,503,693           1,503,693
   Series A mandatorily redeemable convertible preferred stock; 1,525,000 shares authorized; 1,244,250 shares issued and outstanding; $746,550
     liquidation preference at December 31, 1999 and 1998                                731,232             731,232

Stockholders' deficit:
   Common stock; $.001 par value; 9,305,000 shares authorized; 3,764,977 and
       3,732,750 shares issued and outstanding
       at December 31, 1999 and 1998, respectively                                         3,765               3,733
    Additional paid-in capital                                                           447,234             164,691
    Accumulated deficit                                                               (3,629,128)         (1,499,944)
                                                                                     -----------         -----------
         Total stockholders' deficit                                                  (3,178,129)         (1,331,520)
                                                                                     -----------         -----------
              Total liabilities, mandatorily redeemable convertible preferred
                stock and stockholders' deficit                                      $   598,071         $ 1,165,343
                                                                                     ===========         ===========


   The accompanying notes are an integral part of these financial statements.

ZAPOTEC SOFTWARE, INC.

STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------


                                             YEAR ENDED DECEMBER 31,
                                         -------------------------------
                                            1999                1998
REVENUE                                  $   341,107         $    52,456
                                         -----------         -----------

OPERATING EXPENSES
Costs of revenue                             273,393              62,573
Sales and marketing                          679,768             432,341
Research and development                     697,258             289,108
General and administrative                   742,318             323,545
                                         -----------         -----------

         Total operating expenses          2,392,737           1,107,567
                                         -----------         -----------

Loss from operations                      (2,051,630)         (1,055,111)

Other income (expense):
   Interest expense                           60,987             107,868
   Other, net                                 (3,987)             (1,337)
                                         -----------         -----------
Net loss                                 $(2,129,184)        $(1,161,642)
                                         ===========         ===========


   The accompanying notes are an integral part of these financial statements.

ZAPOTEC SOFTWARE, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
--------------------------------------------------------------------------------

                                                COMMON STOCK          ADDITIONAL       STOCK                             TOTAL
                                            ---------------------       PAID-IN     SUBSCRIPTION   ACCUMULATED       STOCKHOLDERS'
                                             SHARES        AMOUNT       CAPITAL     RECEIVABLE        DEFICIT           DEFICIT
                                            ---------      ------      --------      --------       -----------       -----------
Balance, December 31, 1997                  3,732,750      $3,733      $ 70,922      $(14,935)      $  (338,302)      $  (278,582)

   Payment of stock subscription                   --          --            --        14,935                --            14,935
receivable
   Issuance of warrants in conjunction
with notes payable                                 --          --        93,769            --                --            93,769
   Net loss                                        --          --            --            --        (1,161,642)       (1,161,642)
                                            ---------      ------      --------      --------       -----------       -----------
Balance, December 31, 1998                  3,732,750       3,733       164,691            --        (1,499,944)       (1,331,520)
   Options exercised                           32,227          32         7,302            --                --             7,334
   Issuance of warrants in conjunction
   with notes payable                              --          --       275,241            --                --           275,241
   Net loss                                        --          --            --            --        (2,129,184)       (2,129,184)
                                            ---------      ------      --------      --------       -----------       -----------
Balance, December 31, 1999                  3,764,977      $3,765      $447,234      $     --       $(3,629,128)      $(3,178,129)
                                            =========      ======      ========      ========       ===========       ===========


   The accompanying notes are an integral part of these financial statements.

ZAPOTEC SOFTWARE, INC.

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                 -----------------------------
                                                                                    1999              1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                         $(2,129,184)      $(1,161,642)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation expense                                                               62,487            32,581
   Amortization of debt discount                                                      47,108           111,832
   Changes in:
     Accounts receivable                                                             (67,323)          (50,609)
     Other current assets                                                             15,128           (15,477)
     Deferred contract costs                                                         (45,686)               --
     Other assets                                                                    (18,804)           (8,243)
     Accounts payable                                                                 50,141           (51,345)
     Accrued liabilities                                                              65,656            13,416
     Deferred revenue                                                                361,932            70,225
     Other long-term liabilities                                                      41,604                --
                                                                                 -----------       -----------
         Net cash used in operating activities                                    (1,616,941)       (1,059,262)
                                                                                 -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                                                 (126,726)          (27,166)
                                                                                 -----------       -----------
         Net cash used in investing activities                                      (126,726)          (27,166)
                                                                                 -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable                                                   --           500,000
Proceeds from issuance of notes payable to related parties                         1,000,000            24,754
Payments on capital lease obligations                                                (34,019)          (22,993)
Payments on notes payable to related parties                                          (7,500)          (64,708)
Proceeds from exercise of stock options                                                7,334                --
Proceeds from issuance of Series B mandatorily redeemable convertible
   preferred stock and warrants, net of issuance costs                                    --           985,630
Proceeds from stock subscription receivable                                               --            14,935
                                                                                 -----------       -----------
         Net cash provided by financing activities                                   965,815         1,437,618
                                                                                 -----------       -----------
Net increase in cash and cash equivalents                                           (777,852)          351,190
Cash and cash equivalents at beginning of year                                       985,734           634,544
                                                                                 -----------       -----------
Cash and cash equivalents at end of year                                         $   207,882       $   985,734
                                                                                 ===========       ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid                                                                    $     7,713       $    24,041

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment acquired pursuant to capital lease obligations            $    29,656       $    80,494
Issuance of warrants in conjunction with notes payable                               275,241            93,769
Conversion of notes payable and related accrued interest into Series B
     mandatorily redeemable convertible preferred stock                                   --           518,063


   The accompanying notes are an integral part of these financial statements.

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     Zapotec Software, Inc. (the "Company"), formally Adsoft, Inc., was incorporated on October 30, 1997 in the State of Delaware to develop management software that enables retailers and distributors to effectively organize and manage trade allowances, co-op, promotional funds and rebates received from manufacturers. The product synchronizes the management and processing of funds between retailers, distributors and manufacturers.

     FINANCIAL CONDITION

     The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses of $2,129,184 and $1,161,642 in 1999 and 1998, respectively, and has a stockholders' deficit of $3,178,128 as of December 31, 1999. These factors, as well as other factors, raise substantial doubt about whether the Company can continue as a going concern. The Company intends to seek additional financing through the issuance of equity or debt instruments, or other means.

     RISKS AND UNCERTAINTIES

     The Company has a limited operating history and its operations are subject to certain risks and uncertainties, including those associated with the ability to meet obligations; continuing losses, negative cash flow from operations and fluctuations in operating results; funding expansion; strategic alliances; managing rapid growth and expansion; international business activities; suppliers; financing arrangement terms that may restrict operations; regulatory issues; competition; technology trends and evolving industry standards.

     CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     During the fiscal year ended December 31, 1999, the Company had 2 significant customers representing approximately 23% of revenue. As of December 31, 1999, three customers represented 37%, 15%, and 11% of accounts receivable. At December 31, 1998, two customers represented 53%, and 12% of accounts receivable.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of three years for computer equipment and software and five years for furniture and fixtures. Equipment acquired under capital lease obligations and leasehold improvements are amortized over the shorter of their useful lives or terms of the related leases, which is recorded as depreciation expense. Maintenance and repairs are expensed as incurred.

     LONG-LIVED ASSETS

     The Company continually evaluates long-lived assets, based on fair values or undiscounted cash flows, whichever is more readily determinable, whenever significant events or changes in circumstances occur which indicate the carrying amount may not be recoverable.

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     STOCK-BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost for options granted to employees and directors whose exercise price is equal to or exceeds the fair value of common stock as of the grant date. Compensation expense is recognized on options to nonemployees over the related service period based on the fair value of such options as of their respective measurement dates.

     REVENUE RECOGNITION

     License fee revenue is generated from sales to end-users and is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Fees are recorded as deferred revenue and any related costs are recorded as deferred contract costs when revenue recognition criteria have not been satisfied. Maintenance fee revenue is recorded as deferred revenue and recognized ratably over the support period. Training, installation and consulting service revenue is recognized as those services are performed or when the fee becomes fixed and determinable.

     SOFTWARE RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86 requires the capitalization of certain software development costs once technological feasibility is established. Capitalization ceases when such software is ready for general availability. To date, the period between achieving technological feasibility and general availability has been short. Consequently, software development costs qualifying for capitalization have been insignificant and therefore, such costs have been expensed.

     INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash and cash equivalents, accounts receivable, short-term deposits, accounts payable, accrued liabilities and notes payable. The carrying amounts of financial instruments other than notes payable approximate fair value due to their short maturities. The carrying amounts of notes payable approximate fair value based upon rates currently available for similar instruments.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

     RECLASSIFICATIONS

     Certain reclassifications have been made in prior year to conform to the current year presentation.

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


2.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                           DECEMBER 31,
                                                   ---------------------------
                                                      1999              1998
          Computers and telephone equipment        $ 191,289         $  89,263
          Computer software                           11,909             5,566
          Furniture and fixtures                      35,649            26,159
          Leasehold improvements                      38,523                --
                                                   ---------         ---------
                                                     277,370           120,988
          Less accumulated depreciation              (99,844)          (37,357)
                                                   ---------         ---------
                                                   $ 177,526         $  83,631
                                                   =========         =========

     At December 31, 1999 and 1998, property and equipment under capital leases consist of computer and office equipment with a cost basis of $80,494. Accumulated amortization of property and equipment under capital leases totaled $56,280 and $22,120 for the years ended December 31, 1999 and 1998, respectively.


3.   NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

     Notes payable and capital lease obligations consist of the following:


                                                                                             DECEMBER 31,
                                                                                         1999            1998
                                                                                      ----------        --------
          Note payable to related party with interest at 6.5% dated
               October 13, 1998, due October 2001; unsecured                          $   61,300        $ 61,300
          Note payable to related party with interest at 6.0% dated
               October 13, 1998, due October 13, 2000; unsecured                          10,000          10,000
          Note payable to related party with interest at 10.0% dated
               October 13, 1998, due October 13, 2000; unsecured                          10,000          10,000
          Note payable to related party with interest at 6.0% dated
               October 13, 1998, due October 13, 2000; unsecured                              --           7,500
          Convertible notes payable to stockholders with a stated
               interest rate of 8.25% and an effective interest rate of
               31.4%; dated September 10, 1999, due September 10,
               2000; unsecured                                                           400,000              --
          Convertible notes payable to stockholders with a stated
               interest rate of 8.25% and an effective interest rate of 31.4%;
               dated November 1, 1999, due November 1, 2000; unsecured                   400,000              --
          Convertible notes payable to stockholders with a stated
               interest rate of 8.25% and an effective interest rate of 31.4%;
               dated December 23, 1999, due December 23, 2000; unsecured                 200,000              --
          Capital lease obligations                                                       53,138          57,501
                                                                                      ----------        --------

                                                                                      $1,134,438        $146,301
                                                                                      ==========        ========

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     During 1999, the Company issued $1,000,000 of notes payable ("Convertible Promissory Notes") to stockholders of the Company. The holders of Convertible Promissory Notes are entitled to receive warrants upon the closing of the next qualifying equity financing to purchase shares of the next respective financing, the number of which is determined at the date of conversion or repayment of the related note. As of the December 31, 1999, the Company estimated the number of warrants issuable under this agreement were 395,010. The warrants have an exercise price of $.90 per share and expire in 2004. The Company estimated the fair value of the warrants to be $.65 per share using a Black-Scholes valuation model, which resulted in $275,241 of debt discount.

     Subsequent to year-end, the Company amended the Convertible Promissory Notes agreement (see Note 9). Under the amended agreement, if the Company issues an additional equity financing prior to the maturity of the respective notes, whereby proceeds are at least $7,000,000, the notes will automatically convert into the shares of the next equity financing. The conversion rate is based upon the closing price of the next equity financing. In addition, the amended agreement modified the warrants to be issued under the agreement, entitling the holder to receive warrants to purchase common stock with an exercise price of $.01 per share, the number of shares covered by these warrants being determined at the date of conversion or repayment. The amended notes are collateralized by assets of the Company. Certain events may result in a default on the notes, including a change in control, which would cause the respective notes to become immediately due.

     On July 20, 1998, the Company issued convertible notes payable bearing interest at 8.5% annually and warrants to purchase 172,687 shares of the Company's Series B mandatorily redeemable convertible preferred stock for cash proceeds of $500,000. In December 1998 the notes payable and accrued interest totaling $18,063 were converted into 575,625 shares of the Company's Series B mandatorily redeemable convertible preferred stock. The warrants have an exercise price of $.90 per share and expire in December 2003. As of December 31, 1999, all of the warrants were exercisable and outstanding. The fair value of the warrants of $93,769 was estimated on the date of grant using the Black-Scholes valuation model.

     The fair value of each warrant as noted above was estimated by using its contractual life and the following assumptions:


                                                 1999               1998
                                            --------------     --------------
       Estimated dividends                       None               None
       Expected volatility                       100%               100%
       Risk-free interest rate              5.80% to 6.19%     4.23% to 5.38%

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     Future minimum annual payments pursuant to these obligations are as follows at December 31, 1999:

                                                             CAPITAL
                                            NOTES             LEASE
                                           PAYABLE          OBLIGATIONS           TOTAL
                                         -----------         --------         -----------
2000                                     $ 1,108,974         $ 28,347         $ 1,137,321
2001                                          77,602           24,704             102,306
2002                                              --            7,183               7,183
                                         -----------         --------         -----------
Total payments                             1,186,576           60,234           1,246,810
Less amount representing interest           (105,276)          (7,096)           (112,372)
                                         -----------         --------         -----------
Present value of future payments           1,081,300           53,138           1,134,438
Less debt discount                          (228,133)              --            (228,133)
Less current portion                        (791,867)         (24,620)           (816,487)
                                         -----------         --------         -----------
Long-term portion                        $    61,300         $ 28,518         $    89,818
                                         ===========         ========         ===========


4.   MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On December 24, 1998, the Company issued 1,111,298 shares of Series B mandatorily redeemable convertible preferred stock and warrants to purchase 11,130 shares of Series B mandatorily redeemable convertible preferred stock for cash proceeds of $985,630, net of $14,538 of issuance costs. In addition, the holders of the convertible notes payable elected to convert all of the notes payable and related accrued interest in exchange for 575,438 shares of Series B mandatorily redeemable convertible preferred stock and warrants to purchase 57,544 shares of Series B mandatorily redeemable convertible preferred stock. The warrants have an exercise price of $0.90 per share and are exercisable until December 24, 2003. As of December 31, 1999, all of the warrants were exercisable and outstanding.

     On November 12, 1997, the Company issued 1,244,250 shares of the Company's Series A mandatorily redeemable convertible preferred stock and warrants to purchase 124,425 shares of Series B mandatorily redeemable convertible preferred stock for cash proceeds of $731,232, net of $15,318 of issuance costs. The warrants have an exercise price of $0.60 per share and are exercisable until November 11, 2001. As of December 31, 1999, all of the warrants were exercisable and outstanding.

     The holders of mandatorily redeemable convertible preferred stock have various rights and preferences as follows:

     REDEMPTION

     Automatic redemption occurs in the event of any liquidation, dissolution or winding up of the Company, which is defined as (1) any acquisition of the Company by means of merger or other form of corporate reorganization in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving company, or (2) a sale of all or substantially all of the assets of the Company.

     LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company prior to December 23, 2002, either voluntary or involuntary, the holders of Series A and Series B mandatorily redeemable convertible preferred stock ("Preferred Stock") shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount equal to the original issue price, as adjusted for any stock dividends and stock splits, plus any declared but unpaid dividends on each share. In

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     the event of any liquidation, dissolution or winding up of the Company subsequent to December 23, 2002, the distribution of any of the assets of the Company shall be distributed on a pro rata basis based on the number of shares of common stock held, assuming all Preferred Stock is converted.

     CONVERSION

     Shares of Preferred Stock are convertible, at the option of the holder, at any time into shares of common stock as determined by dividing the original issue price by the then applicable conversion price for the respective series of Preferred Stock, determined at the time of conversion. The conversion price is adjusted based upon certain antidilution provisions and adjustments for operating revenue shortfalls. Each share of Preferred Stock shall automatically be converted into shares of common stock upon the earlier of: (1) a vote or written consent of two-thirds of the outstanding shares of Preferred Stock (2) immediately upon the closing of the sale of the Company's common stock through an initial public offering that values the Company at a value of at least $30 million in which the aggregate proceeds to the Company and/or any selling stockholders exceed $6 million.

     VOTING RIGHTS AND BOARD SEATS

     Each share of common stock is entitled to one vote, and the holder of each share of Preferred Stock shall have the right to one vote for each share of common stock, on an as converted basis. The eight members of the Board of Directors shall be determined as follows: three members shall be designated by the holders of common stock, one member shall be designated by the holders of Series A mandatorily redeemable convertible preferred stock, two members shall be designated by the holders of Series B mandatorily redeemable convertible preferred stock, one member shall be determined by a majority of the other members, who shall not be an employee or an investor, and one member shall be designated by a specific investor, as approved by the remaining members, so long as the investor continues to hold 100,000 shares of Series B mandatorily redeemable convertible preferred stock.

     DIVIDEND RIGHTS

     When and as declared by the Company's Board of Directors, the holders of Preferred Stock are entitled to receive, out of funds legally available, cash dividends at a rate equal to 8% of the original issue price, in preference to any dividend on common stock. Dividends are noncumulative. The Preferred Stock is participating stock that shares equally in any additional dividends declared on common stock. There are no declared or any unpaid dividends to date.


5.   STOCK OPTIONS

     The Company maintains a stock option plan (the "Plan") pursuant to which the Company may grant incentive and nonqualified stock options to employees, directors, consultants, and affiliates of the Company to purchase up to 1,213,275 shares of the Company's common stock. In March 2000, the number of options available for grant under the Plan was increased by 300,000 shares to 1,513,275. Under the Plan, incentive stock options are granted at an exercise price not less than the fair value of the stock on the date of grant, as determined by the Company's Board of Directors. Options under the Plan generally vest in three to four years and expire no more than ten years after the date of grant.

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


     A summary of stock option activity is as follows:


                                                   OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                                                 ------------------------   ---------------------------
                                                 NUMBER OF      WEIGHTED-                    WEIGHTED -
                                                 OPTIONS        AVERAGE                       AVERAGE
                                                               EXERCISE        NUMBER        EXERCISE
                                                                PRICE       EXERCISABLE       PRICE
         Outstanding at January 1, 1998            424,400       $.06
            Granted                                205,455        .17
            Forfeited                             (102,000)       .07
                                                   -------
         Outstanding at December 31, 1998          527,855        .10             25,000       .06
            Granted                                471,000        .30
            Exercised                              (32,227)       .23
            Forfeited                             (184,649)       .22
                                                   -------
         Outstanding at December 31, 1999          781,979        .20             90,023       .15
                                                   =======

          Weighted-average remaining contractual life in years   5.95

     The weighted-average grant-date fair values of stock options granted during 1999 and 1998 were $.22 per share and $.12 per share respectively. As of December 31, 1999, there were 399,069 shares of the Company's common stock available for grant under the plan.

     The Company has determined the fair value of options on the date of grant using the Black-Scholes valuation model. The risk-free interest rate used in the calculation is the yield on the grant date of the U.S. Treasury Strip with maturity equal to the expected term of the option. The fair value of each option granted to employees was estimated by using the following assumptions:

                                                 1999               1998
                                            --------------     --------------
       Estimated dividends                       None               None
       Expected volatility                       100%               100%
       Risk-free interest rate              4.06% to 6.03%     4.23% to 5.38%
       Expected life                          4.0 years          5.0 years

     The Company applies APB 25 in accounting for its stock compensation plan, and accordingly no compensation expense has been recognized in the financial statements for options granted to employees with an exercise price at or above the fair value of the stock. Pro forma information regarding net income and earnings per share is required by SFAS 123. Had the Company recognized compensation expense for options granted to employees based on the fair value of the options granted as of the grant date, pro forma net loss would have been:

                                                 YEAR ENDED DECEMBER 31,
                                                  1999            1998
                                               -----------    -----------
       Historical net loss                     (2,129,184)    (1,161,642)
       Pro forma net loss                      (2,151,184)    (1,164,642)

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


6.   INCOME TAXES

     At December 31, 1999, the Company had net operating loss carryforward of approximately $3,099,954 and a research credit carryforward of $51,337, both of which expire beginning in 2012. The Internal Revenue Code place certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occur. Future changes in the Company's ownership may limit the use of such carryforward benefits.

     Deferred tax assets are comprised of the following:

                                                             DECEMBER 31,
                                                     -----------------------------
                                                         1999              1998
          Net operating loss carryforwards           $ 1,186,382         $ 464,762
          Research credit carryforwards                   51,337            15,287
          Other                                            2,975                --
                                                     -----------         ---------
                   Gross deferred tax assets           1,240,694           480,049
          Valuation allowance                         (1,240,694)         (480,049)
                                                     -----------         ---------
                      Net deferred tax assets        $        --         $      --
                                                     ===========         =========


     A valuation allowance has been provided for the Company's net deferred tax assets due to the fact that it is more likely than not that such benefits will not be realized.

     The income tax benefit differs from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes for the following reasons:


                                                                          DECEMBER 31,
                                                                   ----------------------------
                                                                      1999              1998
          U.S. federal income tax benefit at statutory rate        $ 723,923         $ 394,958
          Change in valuation allowance                             (727,570)         (413,598)
          State income tax benefit, net of federal expense            61,180            35,239
          Other                                                      (57,533)          (16,599)
                                                                   ---------         ---------
          Income tax benefit                                       $      --         $      --
                                                                   =========         =========

ZAPOTEC SOFTWARE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


7.   COMMITMENTS

     The Company also maintains noncancelable operating lease arrangements for office space and office equipment. Rent expense related to these operating leases, approximated $72,983 and $36,347 for the years ended December 31, 1999 and 1998, respectively. At December 31, 1999, future minimum lease payments for these leases were as follows:


         2000                                $     210,777
         2001                                      216,554
         2002                                      225,498
         2003                                       56,244
                                             -------------
                                             $     709,073
                                             =============


     In exchange for support services received from a community organization, the Company has agreed to pay the organization 5% of the Company's revenue up to $40,000, $66,666 and $100,000 for the years ending 1998, 1999 and
     2000, respectively, up to an aggregate amount of payments of $100,000. For the years ended December 31, 1999 and 1998, the Company has expensed $17,004 and $2,623, respectively, pursuant to this agreement.


8.   EMPLOYEE BENEFIT PLANS

     Effective March 1, 1999 the Company established a 401(k) savings plan that allows eligible employees to contribute up to 20% of their compensation up to a maximum amount provided by the Internal Revenue Code. The plan is a defined contribution plan and the Company may make discretionary contributions. The Company has made no contributions to the Plan as of December 31, 1999.


9.   SUBSEQUENT EVENT

     On March 1, 2000, the Company issued an additional $1,150,000 of notes payable with a stated annual interest rate of 12% to existing investors. These notes are collateralized by assets of the Company. Upon closing of the next equity financing, on or before June 1, 2000, of not less than $7,000,000 of new capital, excluding any conversion of notes payable, the notes payable, and all accrued interest thereon, shall be converted into the next equity financing. The conversion rate is based upon the closing price of the next equity financing. In conjunction with the notes payable, the Company issued warrants to purchase common stock with an exercise price of $.01 per share, the number of shares covered by these warrants being determined at the date of conversion or repayment. Certain events may result in a default on the notes, including a change in control, which would cause the respective notes to become immediately due.


                                       -9

                             ZAPOTEC SOFTWARE, INC.

                          INTERIM FINANCIAL STATEMENTS

                                   (UNAUDITED)


         The following unaudited balance sheet of Zapotec Software, Inc. ("Zapotec") as of September 30, 2000, together with the unaudited statements of operations and cash flows for the nine months ended September 30, 2000 and September 30, 1999 should be read in conjunction with the separate historical audited financial statements and notes thereto of Zapotec as of December 31, 1999 and 1998, and the unaudited pro forma financial information and notes thereto, both of which are contained elsewhere herein.

         The unaudited balance sheet as of September 30, 2000, together with the unaudited statements of operations for the nine months ended September 30, 2000 and September 30, 1999 have been prepared from the internal accounting records of Zapotec. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation, including the effect of those proposed in connection with the audit of the December 31, 1999 financial statements, have been included.

         The Company believes there were no significant changes in the balance sheet accounts from December 31, 1999 to September 30, 2000 other than the issuance of an additional $2.1 million of notes payable to existing investors, an increase of approximately $1.0 million in accounts payable which resulted primarily from the use of third party contractors in the development activities related to the Ad Plan software application, the purchase of over $400,000 in third party software during the nine months ended September 30, 2000 in connection with these development efforts, and additional interest expense resulting from the increased borrowings needed to sustain operations.

                             ZAPOTEC SOFTWARE, INC.

                             UNAUDITED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                       SEPTEMBER 30,
                                                                           2000
                                                                       -------------
                              ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                          $     6
     Accounts receivable, net                                                38
     Prepaid expenses and other current assets                               21
                                                                        -------
           Total current assets                                              65

PROPERTY AND EQUIPMENT, net                                                 555
OTHER ASSETS                                                                 33
                                                                        -------
           Total assets                                                 $   653
                                                                        =======

      LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                          AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Accounts payable                                                    $ 1,089
    Accrued expenses and other liabilities                                  256
    Deferred revenue                                                        107
    Current portion of notes payable and capital lease obligations        3,093
                                                                        -------
           Total current liabilities                                      4,545

Notes payable and capital lease obligations                                 130
                                                                        -------

           Total liabilities                                              4,675
                                                                        -------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK                            3

STOCKHOLDERS' DEFICIT:
     Common stock                                                             4
     Additional paid in capital                                           2,692
     Accumulated deficit                                                 (6,721)
                                                                        -------
           Total stockholders' deficit                                   (4,025)
                                                                        -------

           Total liabilities, mandatorily redeemable convertible
             preferred stock and stockholders' deficit                  $   653
                                                                        =======

                              ZAPOTEC SOFTWARE INC.

                      UNAUDITED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                     NINE MONTHS ENDED SEPTEMBER 30,
                                                     -------------------------------
                                                          2000            1999
                                                        -------         -------
REVENUES                                                 $  746          $  349

OPERATING EXPENSES:

     Cost of revenues                                       250             223
     Research and development                             1,528             483
     Sales and marketing                                    626             509
     General and administrative                           1,024             454
                                                         ------          ------
           Total costs and expenses                       3,428           1,669

LOSS FROM OPERATIONS                                     (2,682)         (1,320)
     Other income (expense), net                           (410)              5
                                                         ------          ------

NET LOSS                                                ($3,092)        ($1,315)
                                                         ======          ======

                             ZAPOTEC SOFTWARE, INC.

                       UNAUDITED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                                          -------------------------------
                                                                                               2000            1999
                                                                                             -------         -------
OPERATING ACTIVITIES:
    Net loss                                                                                 ($3,092)        ($1,315)
    Adjustments to reconcile net loss to net cash provided by operating activities:
            Depreciation and amortization                                                        165              42
            Changes in operating assets and liabilities:
                  Accounts receivable                                                             91            (296)
                  Prepaid expenses and other assets                                               29             (38)
                  Accounts payable and accrued expenses                                        1,173              57
                  Deferred revenue                                                              (325)            451
                                                                                              ------          ------
                          Net cash used in operating activities                               (1,959)         (1,099)
                                                                                              ------          ------

INVESTING ACTIVITIES:
     Purchase of property and equipment, net                                                    (542)           (104)

FINANCING ACTIVITIES:
     Proceeds from issuance of notes payable                                                   2,145             400
     Issuance of common stock - stock option plan                                                 13              --
     Other, net                                                                                  141               6
                                                                                              ------          ------
                         Net cash provided by financing activities                             2,299             406
                                                                                              ------          ------

DECREASE IN CASH AND CASH EQUIVALENTS                                                           (202)           (797)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                   208             986
                                                                                              ------          ------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                      $    6          $  189
                                                                                              ======          ======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid during the period for interest                                                  $   19          $    6
                                                                                              ======          ======

ITEM 7(b). PRO FORMA FINANCIAL INFORMATION

         On February 5, 2001, JDA Software Group, Inc. ("JDA" or the Company) completed the acquisition of certain assets of Zapotec Software, Inc. ("Zapotec") for $1,250,000 in cash and assumed certain trade and other liabilities and specific acquisition related liabilities for consulting and maintenance commitments under assumed contracts. Zapotec's primary product, ProMax, is an integrated software solution that enables retailers, suppliers and distributors to manage their trade allowance and promotional programs by automating the contract fulfillment, claim generation and accounts receivable process.

         In addition to ProMax, JDA acquired Zapotec's Ad Plan application. Currently in development, Ad Plan, is designed to be a vertical Web portal that will integrate advertising and promotional planning and enable collaborative budgeting, secondary research, media buying merchandise content and trade allowance tracking among a community of resellers, suppliers, advertising agencies and media companies.

         The purchase price was determined through an arms-length negotiation between the parties, and was allocated to the underlying assets, namely the intellectual property and other intangibles, based on the Company's estimate of fair values and remaining economic lives.

         The Acquisition has been accounted for in the pro forma consolidated financial information using the purchase method of accounting. The unaudited consolidated pro forma balance sheet combines the historical balance sheet of JDA as of September 30, 2000 with the September 30, 2000 balance sheet of Zapotec. The unaudited consolidated pro forma statements of income (loss) combine the historical statements of income (loss) of JDA and Zapotec for the year ended December 31, 1999 and the nine months ended September 30, 2000, giving effect to the Acquisition as if it had occurred at the beginning of each period.

         The detailed assumptions used to prepare the pro forma consolidated financial information are contained in the notes to the unaudited consolidated pro forma financial information. Pro forma adjustments for the acquisition of Zapotec are based upon preliminary estimates, available information and certain assumptions that the management of the Company deems appropriate. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited consolidated pro forma financial information does not purport to represent the results of operations or the financial position of the Company that actually would have resulted had the Acquisition occurred as of the dates indicated, nor should it be taken as indicative of the future results of the operations or future financial position of the Company.

         The unaudited consolidated pro forma financial information should be read in conjunction with the separate historical financial statements and notes thereto reported by the Company in its annual report on Form 10-K for the year ended December 31, 1999 and in its quarterly report on Form 10-Q for the quarter ended September 30, 2000 and the financial statements of Zapotec Software, Inc. for the years ended December 31, 1999 and 1998 (which are contained elsewhere herein).

                            JDA SOFTWARE GROUP, INC.

                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000

                                 (IN THOUSANDS)


                                                                                 HISTORICAL
                                                                        -------------------------
                                                                                                        PRO FORMA
                                                                           JDA           ZAPOTEC       ADJUSTMENTS      PRO FORMA
                                                                        ---------       ---------      -----------      ---------
                              ASSETS                                                                       (1)
CURRENT ASSETS:
     Cash and cash equivalents                                          $  46,959       $       6      ($   1,256)      $  45,709
     Marketable securities                                                 26,249                                          26,249
     Accounts receivable, net                                              49,940              38             (24)         49,954
     Income tax receivable                                                  2,468                                           2,468
     Deferred tax asset                                                     3,588                                           3,588
     Prepaid expenses and other current assets                              7,936              21             (21)          7,936
                                                                        ---------       ---------       ---------       ---------
           Total current assets                                           137,140              65          (1,301)        135,904

PROPERTY AND EQUIPMENT, net                                                22,360             555            (555)         22,360
GOODWILL AND OTHER INTANGIBLES                                             50,285                           1,401          51,686
DEFERRED TAX ASSET                                                          3,863                                           3,863
MARKETABLE SECURITIES                                                       3,480                                           3,480
OTHER ASSETS                                                                    0              33             (33)              0
                                                                        ---------       ---------       ---------       ---------

           Total assets                                                 $ 217,128       $     653      ($     488)      $ 217,293
                                                                        =========       =========       =========       =========

               LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
                  PREFERRED STOCK AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                    $   3,706       $   1,089      ($   1,089)      $   3,706
    Accrued expenses and other liabilities                                 13,261             256            (131)         13,386
    Deferred revenue                                                       13,350             107             (67)         13,390
    Current portion of notes payable and capital lease obligations              0           3,093          (3,093)              0
                                                                        ---------       ---------       ---------       ---------
           Total current liabilities                                       30,317           4,545           (4380)         30,482

Notes payable and capital lease obligations                                                   130            (130)              0
                                                                        ---------       ---------       ---------       ---------

           Total liabilities                                               30,317           4,675           (4510)         30,482
                                                                        ---------       ---------       ---------       ---------

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK                              0                3              (3)              0

STOCKHOLDERS' EQUITY:
     Common stock                                                             246               4              (4)            246
     Additional paid in capital                                           181,710           2,692          (2,692)        181,710
     Retained earnings (deficit)                                            7,847          (6,721)          6,721           7,847
     Accumulated other comprehensive income (loss)                         (2,992)              0                          (2,992)
                                                                        ---------       ---------       ---------       ---------
           Total stockholders' equity                                     186,811          (4,025)          4,025         186,811
                                                                        ---------       ---------       ---------       ---------
           Total liabilities, mandatorily redeemable convertible
             preferred stock and stockholders' equity                   $ 217,128       $     653      ($     488)      $ 217,293
                                                                        ---------       ---------       ---------       ---------



SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

                            JDA SOFTWARE GROUP, INC.

           UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             HISTORICAL
                                                     -------------------------
                                                                                        PRO FORMA
                                                        JDA           ZAPOTEC          ADJUSTMENTS         PRO FORMA
                                                     ---------       ---------      -----------------      ---------
REVENUES:

     Software licenses                               $  36,798       $     341      ($     121)(1)         $  37,018
     Maintenance services                               18,924               0              38 (1)            18,962
                                                     ---------       ---------       ---------             ---------
           Product revenues                             55,722             341             (83)               55,980

     Consulting services                                86,941               0              83 (1)            87,024
                                                     ---------       ---------       ---------             ---------
           Total revenues                              142,663             341               0               143,004

COSTS OF REVENUES:

     Cost of software licenses                           1,955             273            (273)(1)             1,955
     Cost of maintenance services                        6,245               0             133 (1)(3)          6,378
                                                     ---------       ---------       ---------             ---------
           Cost of product revenues                      8,200             273            (140)                8,333

     Cost of consulting services                        64,362               0             167 (1)(3)         64,529
                                                     ---------       ---------       ---------             ---------
           Total cost of revenues                       72,562             273              27                72,862

GROSS PROFIT                                            70,101              68             (27)               70,142

OPERATING EXPENSES:

     Product development                                25,000             698              82 (1)(3)         25,780
     Sales and marketing                                24,639             679              55 (1)(3)         25,373
     General and administrative                         17,195             742            (227)(1)(3)         17,710
     Amortization of intangibles                         4,409               0             188 (2)             4,597
     Restructuring and asset disposition charge          2,111               0                                 2,111
                                                     ---------       ---------       ---------             ---------
          Total operating expenses                      73,354           2,119              98                75,571

OPERATING INCOME (LOSS)                                 (3,253)         (2,051)           (125)               (5,429)
     Other income (expense), net                         3,814             (78)             15 (4)             3,751
                                                     ---------       ---------       ---------             ---------

INCOME (LOSS) BEFORE INCOME TAXES                          561          (2,129)           (110)               (1,678)
     Income tax provision (benefit)                        224               0            (895)(5)              (671)
                                                     ---------       ---------       ---------             ---------

NET INCOME (LOSS)                                    $     337      ($   2,129)      $     785            ($   1,007)
                                                     =========       =========       =========             =========

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE          $    0.01                                            ($    0.04)
                                                     =========                                             =========

SHARES USED TO COMPUTE:
    Basic and diluted earnings per share                23,758                                                23,758
                                                     =========                                             =========



SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

                            JDA SOFTWARE GROUP, INC.

           UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF INCOME (LOSS)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               HISTORICAL
                                                        -----------------------
                                                                                        PRO FORMA
                                                          JDA          ZAPOTECH        ADJUSTMENTS        PRO FORMA
                                                        --------       --------      ---------------      ---------
REVENUES:

     Software licenses                                  $ 48,753       $   746       ($   143)(1)         $ 49,356
     Maintenance services                                 21,479             0             75 (1)           21,554
                                                        --------       -------        -------             --------
           Product revenues                               70,232           746            (68)              70,910

     Consulting services                                  58,566             0             68 (1)           58,634
                                                        --------       -------        -------             --------
           Total revenues                                128,798           746              0              129,544

COSTS OF REVENUES:

     Cost of software licenses                             2,366           250           (250)               2,366
     Cost of maintenance services                          5,793             0            143 (1)(3)         5,936
                                                        --------       -------        -------             --------
           Cost of product revenues                        8,159           250           (107)               8,302

     Cost of consulting services                          48,068             0            146 (1)(3)        48,214
                                                        --------       -------        -------             --------
           Total cost of revenues                         56,227           250             39               56,516

GROSS PROFIT                                              72,571           496            (39)              73,028

OPERATING EXPENSES:

     Product development                                  20,850         1,528             93 (1)(3)        22,471
     Sales and marketing                                  21,063           626             38 (1)(3)        21,727
     General and administrative                           15,047         1,024           (335)(1)(3)        15,736
     Amortization of intangibles                           4,725             0            141 (2)            4,866
     Purchased in-process research and development           200             0                                 200
     Restructuring and asset disposition charge              828             0                                 828
                                                        --------       -------        -------             --------
         Total operating expenses                         62,713         3,178            (63)              65,828

OPERATING INCOME (LOSS)                                    9,858        (2,682)            24                7,200
     Other income (expense), net                           3,159          (410)           369 (4)            3,118
                                                        --------       -------        -------             --------

INCOME (LOSS) BEFORE INCOME TAXES                         13,017        (3,092)           393               10,318
     Income tax provision (benefit)                        5,077             0         (1,053)(5)            4,024
                                                        --------       -------        -------             --------
NET INCOME (LOSS)                                       $  7,940      ($ 3,092)       $ 1,446             $  6,294
                                                        ========       =======        =======             ========

BASIC EARNINGS (LOSS) PER SHARE                         $   0.33                                          $   0.26
                                                        ========                                          ========
DILUTED EARNINGS (LOSS) PER SHARE                       $   0.31                                          $   0.25
                                                        ========                                          ========

SHARES USED TO COMPUTE:
    Basic earnings per share                              24,245                                            24,245
                                                        ========                                          ========
    Diluted earnings per share                            25,415                                            25,415
                                                        ========                                          ========



SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

         NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
                                 (IN THOUSANDS)


The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present a pro forma consolidated balance sheet as of September 30, 2000 and the pro forma consolidated statements of income (loss) of the Company for the year ended December 31, 1999 and the nine months ended September 30, 2000.

PRO FORMA CONSOLIDATED BALANCE SHEET

1. Entry records the opening balance sheet of Zapotec under the purchase method of accounting as follows:

         Working Capital                                                $  (151)
         Developed Software and Other Intangibles                         1,240
         In-process Research and Development                                161
                                                                        -------
          Net cash used to purchase Zapotec                             $(1,250)
                                                                        -------

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

The pro forma consolidated statements of income for the year ended December 31, 1999 and nine months ended September 30, 2000 do not include the effect of a $161,000 one-time charge for purchased in-process technology. In-process technology includes the value of products acquired from Zapotec that were in the development stage and for which technological feasibility had not been established. The Company does not believe these products have any alternative future use.

1. Entry records a reclassification of the revenues, costs and expenses reported in the Zapotec financial statements to conform with the JDA Software Group, Inc. format.

2. Entry records the increase in amortization expense arising from the purchase accounting adjustments as follows:

                                                                                Nine Months
                                         Amortization         Year Ended           Ended
                                            Period             12-31-99           9-30-00
                                         ------------         ----------        -----------
         Developed Software                 7 Years              $157              $118
         Customer List                     13 Years                 4                 3
         Assembled Workforce                3 Years                25                19
         Trade Mark                        10 Years                 2                 1
                                                                 ----              ----
                                                                 $188              $141
                                                                 ----              ----

3. Entry records the decrease in depreciation expense resulting from the purchase accounting adjustments as follows:

                                                                        Nine Months
                                                         Year Ended        Ended
                                                          12-31-99        9-30-00
                                                          --------        -------
         Amounts recorded in the
         historical financial statements
         of Zapotec for depreciation                       $ (63)         $(165)

         No property and equipment was acquired in connection with the acquisition of Zapotec.

4. Entry reverses interest charges shown in the Zapotec financial statements and records the opportunity costs related to interest that would be forfeited on invested cash balances used to effect the Acquisition as of January 1, 1999 and January 1, 2000, as appropriate.

5. Entry records the income tax effect on the net loss of Zapotec and the purchase accounting adjustments at a blended rate of 40% for the year ended December 31, 1999 and 39% for the nine months ended September 30, 2000.

                                EXHIBIT INDEX

23.1            Consent of PricewaterhouseCoopers LLP